Exhibit 10.3

2022 TIME BASED AWARD – 2 YEAR RATABLE
EMPLOYEE RESTRICTED STOCK UNIT
AWARD AGREEMENT
This Employee Restricted Stock Unit Award Agreement (this “Agreement”), dated as of [[GRANTDATE]] (the “Date of Grant”), is made by and between the Company, and [[FIRSTNAME]] [[LASTNAME]] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (the “Plan”). Except where the context indicates otherwise, references to the Company shall include any successor to the Company.
WHEREAS, the Company and certain Affiliates have adopted the Plan under which participants may receive Company restricted stock units that are subject to time-based vesting conditions;
WHEREAS, the Compensation and Talent Management Committee of the Board of Directors of the Company (the “Committee”) recommended restricted stock units (“RSUs”) for the Participant under the Plan and the Board of Directors of the Company approved such RSUs, and pursuant to the terms of the award, the Participant shall receive the number of RSUs provided for herein;
NOW, THEREFORE, in consideration for the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Unit Award; Change in Control. The Company hereby grants to the Participant [[SHARESGRANTED]] RSUs (such number, the “Number” of RSUs) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”). Notwithstanding any other provisions in this Agreement to the contrary, in the event of a Change in Control, the RSUs shall be treated in accordance with Section 10.1 and Section 10.2 of the Plan.
2.Restrictions. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3 hereof until such restrictions have lapsed in accordance with Section 3 hereof. Upon any attempt by the Participant to transfer any of the RSUs or any rights in respect of the RSUs before the lapse of such restrictions, such RSUs and all of the rights related thereto, shall be immediately forfeited by the Participant without payment of any consideration. The restrictions applicable to the RSUs shall lapse only in accordance with Section 3 hereof.
3.Vesting/Forfeiture
a.General. Subject to Sections 3(b) - (e) hereof, the restrictions applicable to the RSUs, as described in Section 2 hereof, shall lapse with respect to fifty percent (50%) of the RSUs on each of the first (1st) and second (2d) anniversaries of the Date of Grant. The period from Date of Grant until the date the last restrictions lapse in accordance with this Section 3(a) is the “Restriction Period.”
b.Participant Violation of Terms; Termination For Cause or Detrimental Activity. If, during the Restriction Period, as determined at any time in the discretion of the Company or an Affiliate, the Participant violated any of the Participant’s obligations under this Agreement, including those provided by Section 9 hereof, or the Participant violated any of the Participant’s obligations under any separation agreement, or Participant’s actions qualify or qualified for a Termination For Cause or Detrimental Activity (each as defined in the Plan), then no RSUs will be due the Participant from the Company.
c.Death/Disability/Retirement During Restriction Period. Subject to Section 3(b) hereof, in the event of a Termination during the Restriction Period due to the Participant’s death or Disability, or due to the Participant’s Retirement, the restrictions applicable to the RSUs, as described in Section 2 hereof, whose restrictions have not yet lapsed shall lapse.
d.[reserved].
e.Other Termination During Restriction Period. If, during the Restriction Period and prior to an event described in Section 3(b) - (d) hereof, Termination occurs for any reason, the RSUs whose restrictions have not yet lapsed shall immediately be forfeited without consideration.
4.Shareholder Rights. The RSUs are bookkeeping entries only. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares of Common Stock underlying the RSUs or to receive dividends or other distributions in respect thereof (provided that any dividends or dividend equivalents on the RSUs shall only become payable on the same date on which the RSU from which the dividend equivalent right is derived is paid, subject to the terms hereof). All such dividend equivalent rights shall be subject to the same vesting requirements that apply to RSUs from which the dividend equivalent rights are derived.
5.Legend on Certificates. Certificates evidencing the RSUs awarded to the Participant hereunder shall bear such legends as the Company may determine in its sole discretion.
6.Securities Laws Requirements. The Company shall not be obligated to issue Common Stock to the Participant free of any restrictive legend described in Section 5 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company,

2022 TIME-BASED AWARD – 2 YEAR RATABLE
would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).
7.No Obligation to Register. The Company shall be under no obligation to register the RSUs pursuant to the Securities Act or any other federal or state securities laws.
8.[reserved].
9.Non-Solicitation of Employees and Others. Participant agrees that from the Date of Grant until the completion of all payments (whether Shares or Cash) pursuant to this Agreement, Participant will not solicit any employee, customer, vendor, consultant, Independent Marketing Organization (or individual affiliate with any such organizations) of the Company or any Affiliate to end, reduce the time or scope of, decline to renew, or decline to extend the sales or other business volume, time, or scope of such relationship. Participant also agrees that from the Date of Grant until the end of twelve (12) months following Termination, Participant will not, without the prior written consent of the Company, and to the extent such consent is limited or conditioned, be employed by, engaged by, or otherwise assist, either as an individual or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder (except for less than 1% ownership of the common stock of a publicly-traded company), or in any other capacity, directly or indirectly, providing the same or similar activities, skills, experience, or expertise Participant performed for the Company and its Affiliates to any entities that the Company identifies as a competitor in its Compensation Discussion and Analysis publicly disclosed to the U.S. Securities and Exchange Commission within twelve (12) months on or prior to Termination. These prohibitions shall apply to each entity and its parents, subsidiaries, affiliates, or agents, or any entity with 9.9% or greater direct or indirect economic interest in any of them.
10.Timing and Manner of Payment of RSUs.
a.Subject to Section 3 hereof, and except as otherwise provided in this Section 10 hereof, as soon as practicable after (and in no case more than seventy-four days after) the lapse of restrictions with respect to any RSUs (the “Payment Date”), such RSUs whose restrictions have lapsed shall be paid by the Company delivering to the Participant a number of Shares equal to the number of RSUs whose restrictions have lapsed and that are non-forfeitable on that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company and its Affiliates unless the Company is otherwise instructed in writing. The Participant shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed.
b.If, after the Restriction Period, as determined at any time in the discretion of the Company or an Affiliate, the Participant violated any of the Participant’s obligations under this Agreement, including those provided by Section 9 hereof, or the Participant violated any of the Participant’s obligations under any separation agreement, or Participant’s actions qualify or qualified for a Termination For Cause or Detrimental Activity (each as defined in the Plan), then no RSUs will be due the Participant from the Company.
11.Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 3 and Section 4 hereof, if the Grantee is deemed a “specified employee” (as such term is described in Section 409A of the Code and the treasury regulations thereunder (the “Code”)) at a time when such Grantee becomes eligible for payment upon a “separation from service” with the Company or any of its Affiliates, to the extent required to avoid taxation under Section 409A of the Code, such payments shall be made to the Grantee on the date that is six (6) months following such “separation from service,” or upon the Grantee’s death, if earlier.
12.Taxes. The Participant understands that he or she (and not the Company or any Affiliate) shall be responsible for any tax liability that may arise with respect to the RSUs granted under this Agreement. The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes or social insurance contributions required by law to be withheld with respect to the RSUs no later than the date of the event creating such tax liability. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, in the Committee’s discretion, such amount may be paid in whole or in part by electing to have the Company retain the Participant’s Shares, with the retained Shares having a value equal to the amount of tax to be so withheld. Such Shares shall be valued at their Fair Market Value on the date of retention or delivery. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the RSUs as of the date of transfer of the RSUs rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
13.Failure to Enforce Not a Waiver. The failure of the Company or an Affiliate to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.
15.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan and this Agreement.

2022 TIME-BASED AWARD – 2 YEAR RATABLE
16.Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.
17.No Assignment. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.
18.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
19.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof.
20.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such section hereof.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
22.Amendment. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.
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2022 TIME-BASED AWARD – 2 YEAR RATABLE
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By: /s/ [name]
[name]
[title]

PARTICIPANT
[[FIRSTNAME]] [[LASTNAME]]
[[SIGNATURE]]
[[SIGNATURE_DATE]]

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